EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-82074) of MacroPore, Inc. of our report dated June 30, 2000 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.  We also hereby consent to the reference to us under the heading “Selected Financial Data” which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Diego, California

March 25, 2002